EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 timothy.allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Phillip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. APPOINTS ERIC ASHWORTH PRESIDENT
DAVID SCHAWK TO CONTINUE TO SERVE AS CEO

CHICAGO, IL, JULY 24, 2012—Schawk, Inc. (NYSE:  SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, announced that its board of directors has appointed Eric Ashworth to the position of president.

In this role, Mr. Ashworth will direct the overall strategy and implementation of business tactics with the Company’s practices, brands and business units worldwide to synthesize new business activities.  He will also have executive oversight of the Company’s brand development business, which includes Brandimage and Anthem Worldwide.  He will be based in Chicago and will report to David A. Schawk, who will continue to serve the Company as its chief executive officer.

David Schawk said, “This appointment reflects the recent expansion of Eric’s responsibilities and the growing importance of brand development services as a strategic differentiator for Schawk, Inc.  It also underscores our commitment to delivering distinctive value from the point of brand strategy through visual brand deployment—value that helps define and sell our clients’ brands and protect their equities.”

Eric Ashworth commented:  “I look forward to beginning my new role and working with our business leaders to fully realize the potential of our offering worldwide.  I’m also excited about the opportunity to set the agenda and expectations for our brand development business.  David and the executive leadership team have assembled an impressive roster of businesses, talent and capabilities over the years.  I am energized by the challenge to strategically combine them for the benefit of our clients.”

Mr. Ashworth has served as a member of Schawk Inc.’s executive leadership team since 2009, reporting to David Schawk as chief strategy officer for Schawk, Inc.  Prior to this appointment, he served as chief strategy officer for Anthem Worldwide where he was the driving force behind the strategic growth and development of Anthem’s business.  In this position he led large-scale branding initiatives for major consumer products companies and retailers around the world.

Prior to joining Schawk, Inc., Mr. Ashworth was founding partner and president of BlueMint Associates, a branding and design agency acquired by Schawk in 2003.  Earlier in his career, he served as chief marketing officer for Fitch Worldwide as well as in brand leadership roles at Colgate-Palmolive, The Clorox Company and Levi Strauss & Co.

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Schawk, Inc. Appoints Eric Ashworth, President of Schawk, Inc.
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Mr. Ashworth holds a BS from San Francisco State University and an MBA from the University of San Francisco.  He has served as a guest lecturer on brand strategy at the Haas School of Business at the University of California, Berkeley and is a sought-after speaker at popular branding and design conferences.

Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers.  With a global footprint of operations in 26 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touch points.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency.  For more information about Schawk, visit www.schawk.com.

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